EXHIBIT 23.1









INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Benjamin Moore & Co. and subsidiaries on Form S-8 of our reports dated February 27, 1998 (which express an unqualified opinion and include an explanatory paragraph relating to the change in the method of computing depreciation) appearing in the Annual Report on Form 10-K of Benjamin Moore & Co. and subsidiaries for the year ended December 31, 1997 and to the reference to us under the heading of "Experts" in the Registration Statement.


/s/ Deloitte & Touche, LLP
--------------------------


Parsippany, New Jersey
April 3, 1998